Exhibit 1(j)

BLACKROCK MUNIYIELD QUALITY FUND, INC.

ARTICLES OF AMENDMENT

AMENDING THE

ARTICLES SUPPLEMENTARY ESTABLISHING

AND FIXING THE RIGHTS AND PREFERENCES

OF VARIABLE RATE DEMAND PREFERRED SHARES

This is to certify that:

First:   The charter of BlackRock MuniYield Quality Fund, Inc., a Maryland corporation (“Corporation”), is amended by these Articles of Amendment, which amend the Articles Supplementary Establishing and Fixing the Rights and Preferences of Variable Rate Demand Preferred Shares, dated September 13, 2011, as previously amended by the Articles of Amendment, dated October 22, 2015, the Articles of Amendment, dated March 15, 2019, the Articles of Amendment, dated February 28, 2020, and the Articles of Amendment, dated December 31, 2020 (collectively, the “Articles Supplementary”).

Second:  The charter of the Corporation is hereby amended by deleting “Cure Date,” “Extraordinary Corporate Event,” “Mandatory Purchase Event,” and “Mandatory Tender Event” and their definitions in the section titled “Definitions” in the Articles Supplementary and replacing them with the following, as applicable:

“Cure Date” means the VRDP Shares Basic Maintenance Cure Date, the Minimum VRDP Shares Asset Coverage Cure Date or the Effective Leverage Ratio Cure Date, as the case may be.

“Extraordinary Corporate Event” means as to the Liquidity Provider, (i) the consolidation or amalgamation with, or merger with and into or the transfer of all or substantially all of the Liquidity Provider’s assets to another entity, or (ii) the dissolution, for any reason, of the Liquidity Provider other than in connection with the consolidation or amalgamation with, or merger with and into another entity or the transfer of all or substantially all of the Liquidity Provider’s assets to another entity; provided, however, that with respect to (i) above, an Extraordinary Corporate Event does not include any of the listed occurrences where (x) the surviving entity, or transferee of all or substantially all of the Liquidity Provider’s assets, (a) assumes all of the obligations of the Liquidity Provider under the terms of the VRDP Shares Purchase Agreement and (b) has short-term debt ratings in one of the two highest ratings categories from the Requisite NRSROs and (y) the Liquidity Provider has provided notice in writing to the Corporation confirming the information described in (x) at least ten (10) days prior to the scheduled date of the applicable listed occurrence in (i) above.

“Mandatory Purchase Event” means, (i) in connection with the termination of the VRDP Shares Purchase Agreement due to its expiration as of a Scheduled Termination Date, by the fifteenth day prior to any such Scheduled Termination Date, (a) the Liquidity Provider shall not have agreed to an extension or further extension of the Scheduled

Termination Date to a date not earlier than 364 days from the Scheduled Termination Date of the VRDP Shares Purchase Agreement then in effect, and (b) the Corporation shall not have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement with a termination date not earlier than 364 days from the Scheduled Termination Date of the VRDP Shares Purchase Agreement, or (ii) in connection with the termination of the VRDP Shares Purchase Agreement due to a Liquidity Provider Ratings Event or Related Party Termination Event, by the fifteenth day prior to the Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, the Corporation shall not have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement with a termination date not earlier than 364 days from the Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Shares Purchase Agreement. The Mandatory Purchase Event shall be deemed to occur on such fifteenth day prior to any Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be.

“Mandatory Tender Event” means (a) each failure by the Corporation to make a scheduled payment of dividends on a Dividend Payment Date; (b) the occurrence of a Liquidity Provider Ratings Event (which shall constitute a single Mandatory Tender Event upon the occurrence of such Liquidity Provider Ratings Event, whether or not continuing and whether or not such Liquidity Provider Ratings Event also results in a Mandatory Purchase Event; provided that, following restoration of the short-term debt ratings to the requisite level, a subsequent Liquidity Provider Ratings Event, shall constitute a new Mandatory Tender Event); (c) in the event of a failure by the Corporation to pay the Liquidity Provider the applicable fee when due under the terms of the Fee Agreement if the Liquidity Provider (in its sole discretion) thereafter provides written notice to the Corporation that such failure to pay such fee constitutes a Mandatory Tender Event; (d) the eighth (8th) day prior to the scheduled date of the occurrence of an Extraordinary Corporate Event; (e) the Corporation shall have obtained and delivered to the Tender and Paying Agent an Alternate VRDP Shares Purchase Agreement by the fifteenth (15th) day prior to the Scheduled Termination Date, Liquidity Provider Ratings Event Termination Date or Related Party Termination Date, as the case may be, of the VRDP Shares Purchase Agreement; or (f) the Corporation shall have provided a Notice of Proposed Special Rate Period in accordance with these Articles Supplementary.

Third:   The charter of the Corporation is hereby amended by adding the following after the definition of “Effective Leverage Ratio” in the section titled “Definitions” in the Articles Supplementary:

“Effective Leverage Ratio Cure Date” means the next Business Day following the last day of the Effective Leverage Ratio Cure Period.

Fourth:    The charter of the Corporation is hereby amended by deleting Sections 4(a) and (b) of the Articles Supplementary and replacing them with the following:

(a)  Length of and Preconditions for Special Rate Period. The Corporation, at its option, with the prior written consent of the Liquidity Provider, may designate any succeeding Subsequent Rate Period of a Series of VRDP Shares as a Special Rate Period (a “Special Rate Period”) consisting of a specified number of Rate Period Days evenly divisible by seven (7) and initially not more than 1,820, subject to adjustment or extension as provided in paragraph (b) of this Section 4. A designation of a Special Rate Period shall be effective only with the prior written consent of the Liquidity Provider and if (A) it is permitted by applicable law and the Charter, (B) notice thereof shall have been given in accordance with paragraph (c) and paragraph (d)(i) of this Section 4, (C) no shares of such Series of VRDP Shares are owned by the Liquidity Provider pursuant to the Purchase Obligation on either the Rate Determination Date for such proposed Special Rate Period or on the first (1st) day of such Special Rate Period and full cumulative dividends and any amounts due with respect to redemptions payable prior to such date have been paid in full, and (D) if any Notice of Redemption shall have been provided by the Corporation pursuant to paragraph (c) of Section 10 of Part I of these Articles Supplementary with respect to any shares of such Series of VRDP Shares, the Redemption Price with respect to such VRDP Shares shall have been deposited with the Tender and Paying Agent. In the event the Corporation wishes to designate any succeeding Subsequent Rate Period for shares of a Series of VRDP Shares as a Special Rate Period consisting of more than twenty-eight (28) Rate Period Days, the Corporation shall notify Moody’s (if Moody’s is then rating shares of such Series of VRDP Shares at the request of the Corporation), Fitch (if Fitch is then rating shares of such Series of VRDP Shares at the request of the Corporation) and each Other Rating Agency (if any Other Rating Agency is then rating shares of such Series of VRDP Shares at the request of the Corporation) in advance of the commencement of such Subsequent Rate Period that the Corporation wishes to designate such Subsequent Rate Period as a Special Rate Period and shall provide Moody’s (if Moody’s is then rating shares of such Series of VRDP Shares at the request of the Corporation), Fitch (if Fitch is then rating shares of such Series of VRDP Shares at the request of the Corporation) and each Other Rating Agency (if any Other Rating Agency is then rating shares of such Series of VRDP Shares at the request of the Corporation) with such documents as they may request.

(b)  Adjustment of Length of Special Rate Period. In the event the Corporation wishes to designate a Subsequent Rate Period as a Special Rate Period, but the day that would otherwise be the last day of such Special Rate Period is not a Wednesday that is a Business Day in the case of a Series of VRDP Shares designated as “Series W-7 Variable Rate Demand Preferred Shares”, then the Special Rate Period shall end on the next Business Day and the succeeding Subsequent Rate Period will end on the following Wednesday or, if the succeeding Subsequent Rate Period is a Special Rate Period, it shall end on a Wednesday as designated by the Corporation, subject in each case to the foregoing Business Day requirement. A Special Rate Period designated in accordance with this Section 4 may be extended to the extent permitted under and in accordance with the terms of the Notice of Special Rate Period with respect to such Special Rate Period.

Fifth:   The charter of the Corporation is hereby amended by adding the following after Section 4(d)(ii) of the Articles Supplementary:

For the avoidance of doubt, none of the special provisions set forth in a Notice of Special Rate Period provided in accordance with subparagraph (i) above shall be deemed to be amendments, alterations or the repeal of the provisions of these Articles Supplementary requiring a vote of the Holders of Shares pursuant to Section 5 hereof.

Sixth:   The charter of the Corporation is hereby amended by adding the following as new Sections 4(g) and (h) of the Articles Supplementary:

(g)  Notice to Holders. In the event the Corporation delivers to the Remarketing Agent and the Liquidity Provider a Notice of Special Rate Period, it shall deliver, concurrently with the delivery thereof to the Remarketing Agent and the Liquidity Provider, such Notice of Special Rate Period to the Holders of the shares of the Series of VRDP Shares subject to the Special Rate Period. During the term of the Special Rate Period, the Corporation shall provide a copy of the Notice of Special Rate Period to (i) any Holder or Beneficial Owner of the shares of such Series of VRDP Shares upon request and (ii) any Holder or Beneficial Owner that is a transferee in any transfer of the shares of such Series of VRDP Shares during the Special Rate Period promptly after receiving the notice described below, provided the Corporation has been notified of any such transfer and has been provided with the contact information of such Holder or Beneficial Owner, as applicable.

(h)  Amendments. Except as may be otherwise provided in a Notice of Special Rate Period, a Notice of Special Rate Period may be amended at any time during the term of the Special Rate Period to which it relates by not less than 30 days’ notice to the Holders, the Liquidity Provider and the Remarketing Agent, provided that any amendment that adversely affects the rights of the Holders during such Special Rate Period shall require the consent of the Holders of at least a majority of the VRDP Shares Outstanding at the time. For purposes of the foregoing, except as otherwise set forth in a Notice of Special Rate Period, no matter shall be deemed to adversely affect any right, preference or power of the VRDP Shares or the Holders thereof unless such matter (i) alters or abolishes the terms of any preferential rights of such Shares, (ii) creates, alters or abolishes the terms of any right in respect of redemption of such Shares, or (iii) creates or alters (other than to abolish or to comply with applicable law) the terms of any restriction on transfer applicable to such Shares, and provided further that the notice provisions or this paragraph may be waived by Holders, the Liquidity Provider and/or the Remarketing Agent.

Seventh:  The charter of the Corporation is hereby amended by deleting Section 5(c)(i) of the Articles Supplementary and replacing it with the following:

(i)   Increases in Capitalization and Certain Amendments. So long as shares of any Series of VRDP Shares are Outstanding, the Corporation shall not, without the affirmative vote or consent of the Holders of at least a majority of the VRDP Shares Outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class: (a) authorize, create or issue any class or series of shares ranking prior to or on a parity with the VRDP Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation, or authorize, create or issue additional shares of any Series of VRDP Shares (except that, notwithstanding the foregoing, but subject to certain Rating Agency approvals, the Board of Directors, without the vote or consent of the Holders, may with the prior written consent of the Liquidity Provider from time to time authorize and create, and the Corporation may from time to time issue additional shares of, any Series of VRDP Shares or classes or series of Preferred Shares ranking on a parity with the VRDP Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation), or (b) amend, alter or repeal the provisions of the Charter, including these Articles Supplementary, whether by merger, consolidation or otherwise, so as to adversely affect any preference, right or power of such VRDP Shares or the Holders thereof set forth in the Charter, including these Articles Supplementary; provided, however, that (i) none of the actions permitted by the exception to clause (a) above will be deemed to affect such preferences, rights or powers, (ii) a division of a VRDP Share will be deemed to affect such preferences, rights or powers only if the terms of such division adversely affect the Holders of the VRDP Shares and (iii) the authorization, creation and issuance of classes or series of shares ranking junior to VRDP Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Corporation will be deemed to affect such preferences, rights or powers only if such issuance would, at the time thereof, cause the Corporation not to satisfy the Minimum VRDP Shares Asset Coverage or, if Moody’s, Fitch or any Other Rating Agency is then rating shares of a Series of VRDP Shares at the request of the Corporation, the VRDP Shares Basic Maintenance Amount. For purposes of the foregoing, except as otherwise set forth in these Articles Supplementary, no matter shall be deemed to adversely affect any right, preference or power of a Series of VRDP Shares or the Holders thereof unless such matter (i) alters or abolishes the terms of any preferential rights of such Series, (ii) creates, alters or abolishes the terms of any right in respect of redemption of such Series, or (iii) creates or alters (other than to abolish or to comply with applicable law) the terms of any restriction on transfer applicable to such Series. So long as any shares of any Series of VRDP Shares are Outstanding, the Corporation will not, without the affirmative vote or consent of the Holders of at least 66 2/3% of the VRDP Shares Outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class, file a voluntary application for relief under federal bankruptcy law or any similar application under state law for so long as the Corporation is solvent and does not foresee becoming insolvent. If any action set forth above would adversely affect the rights of one or more Series (the “Affected Series”) of VRDP Shares in a manner different from any other Series of VRDP Shares, the Corporation will not approve any such action without the affirmative vote or consent of the Holders of at least a majority of the shares of each such Affected Series Outstanding at the time, in person or by proxy, either in writing or at a meeting (each such Affected Series voting as a separate class).

Eighth:   The charter of the Corporation is hereby amended by deleting Section 10(b) of the Articles Supplementary and replacing it with the following:

(b)  Mandatory Redemption. (i) The Corporation shall redeem, out of legally available funds therefor in respect of stock and otherwise in accordance with state law, all Outstanding Series W-7 VRDP Shares on October 1, 2041, at a redemption price equal to $100,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to, but excluding, such date. The Corporation also shall redeem, out of legally available funds therefor in respect of stock and otherwise in accordance with state law, at a redemption price equal to $100,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to (but excluding) the date fixed by the Board of Directors for redemption, certain of the shares of a Series of VRDP Shares, if the Corporation fails to have either Moody’s Eligible Assets (if Moody’s is then rating the shares of a Series of VRDP Shares at the request of the Corporation) with a Discounted Value, Fitch Eligible Assets (if Fitch is then rating the shares of a Series of VRDP Shares at the request of the Corporation) with a Discounted Value, or Other Rating Agency Eligible Assets (if any Other Rating Agency is then rating the shares of a Series of VRDP Shares at the request of the Corporation) with a Discounted Value greater than or equal to the VRDP Shares Basic Maintenance Amount or fails to maintain the Minimum VRDP Shares Asset Coverage in accordance with these Articles Supplementary, or fails to maintain the Effective Leverage Ratio in accordance with the Fee Agreement, and such failure is not cured on or before the VRDP Shares Basic Maintenance Cure Date or the Minimum VRDP Shares Asset Coverage Cure Date, or the Effective Leverage Ratio, as the case may be. In the event of a failure by the Corporation to have Rating Agency Eligible Assets with a Discounted Value greater than or equal to the VRDP Shares Basic Maintenance Amount, if then applicable, the Corporation may seek to cure such failure on or prior to the VRDP Shares Basic Maintenance Cure Date by complying with the requirements of the Rating Agency or Rating Agencies, if any, then rating shares of such Series of VRDP Shares at the request of the Corporation as in effect at the time of such failure. The number of VRDP Shares to be redeemed shall be equal to the lesser of (A) the minimum number of VRDP Shares, together with all other Preferred Shares subject to redemption or retirement, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the applicable Cure Date, would result in the Corporation’s (x) having each of Moody’s Eligible Assets (if Moody’s is then rating shares of a Series of VRDP Shares at the request of the Corporation) with a Discounted Value, Fitch Eligible Assets (if Fitch is then rating shares of a Series of VRDP Shares at the request of the Corporation) with a Discounted Value and Other Rating Agency Eligible Assets (if any Other Rating Agency is then rating shares of a Series of VRDP Shares at the request of the Corporation) with a Discounted Value greater than or equal to the VRDP Shares Basic Maintenance Amount, (y) maintaining the Minimum VRDP Shares Asset Coverage, or (z) satisfying the Effective Leverage Ratio, as the case may be, on the applicable Cure Date (provided, however, that, if there is no such minimum number of VRDP Shares and other Preferred Shares the redemption or retirement of which would have such result, all VRDP Shares and Preferred Shares then outstanding shall be redeemed), and (B) the maximum number of VRDP Shares, together with all other Preferred Shares subject to redemption or retirement, that can be redeemed out of legally available funds therefor in respect of stock and in accordance with the Charter and applicable law. In determining the VRDP Shares required to be redeemed in accordance with the foregoing, the Corporation shall allocate the number required to be redeemed to satisfy the VRDP Shares Basic Maintenance Amount or the Minimum VRDP Shares Asset Coverage, or the Effective Leverage Ratio, as the case may be, pro rata among VRDP Shares and other Preferred Shares (and, then, pro rata among each Series of VRDP Shares) subject to redemption or retirement. The Corporation shall effect such redemption on the date fixed by the Corporation therefor, which date shall not be earlier than ten (10) days nor later than sixty (60) days after the applicable Cure Date, except that if the Corporation does not have legally available funds for the redemption of all of the required number of VRDP Shares and other Preferred Shares which are subject to redemption or retirement or the Corporation otherwise is unable as a result of applicable law to effect such redemption on or prior to sixty (60) days after the applicable Cure Date, the Corporation shall redeem those VRDP Shares and other Preferred Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. Except in the case of a Failed Remarketing Condition-Purchased VRDP Shares Redemption, as described below, if fewer than all of the Outstanding shares of a Series of VRDP Shares are to be redeemed pursuant to this paragraph (b), the number of shares of a Series of VRDP Shares to be redeemed shall be redeemed pro rata, by lot or other fair method as determined by the Corporation’s Board of Directors from the Holders of VRDP Shares in proportion to the number of shares of such Series of VRDP Shares held by such Holders.

Ninth:   Appendix A to the Articles Supplementary is hereby deleted in its entirety and replaced with Annex A attached hereto.

Tenth:   The amendments to the charter of the Corporation as set forth above in these Articles of Amendment has been duly advised by the board of directors of the Corporation and approved by the stockholders of the Corporation as and to the extent required by law and in accordance with the charter of the Corporation.

Eleventh:  As amended hereby, the charter of the Corporation shall remain in full force and effect.

Twelfth:  These Articles of Amendment shall be effective as of the 31st day of March 2021.

[Signature Page Follows]

IN WITNESS WHEREOF, BlackRock MuniYield Quality Fund, Inc. has caused these Articles of Amendment to be signed as of March __, 2021, in its name and on its behalf by the person named below who acknowledges that these Articles of Amendment are the act of the Corporation and, to the best of such person’s knowledge, information, and belief and under penalties for perjury, all matters and facts contained in these Articles of Amendment are true in all material respects.

BLACKROCK MUNIYIELD QUALITY FUND, INC.

By: /s/ Jonathan Diorio
Name: Jonathan Diorio
Title: Vice President

ATTEST:

/s/ Janey Ahn
Name: Janey Ahn
Title: Secretary

ANNEX A

[Attached]

BLACKROCK MUNIYIELD QUALITY FUND, INC. (THE “FUND”)

SERIES W-7

VARIABLE RATE DEMAND PREFERRED SHARES (“VRDP SHARES”)

CUSIP NO. 09254F704*

March 31, 2021

Amended and Restated Notice of Special Rate Period

WHEREAS, in accordance with the Fund’s Articles Supplementary Establishing and Fixing the Rights and Preferences of VRDP Shares, dated September 13, 2011 (as amended, supplemented, and restated from time to time, the “Articles Supplementary”), the Fund designated the next succeeding Rate Period for VRDP Shares as a Special Rate Period commencing October 22, 2015 (the “Special Rate Period Commencement Date”), pursuant to a Notice of Special Rate Period dated October 22, 2015, as amended and restated on March 15, 2019, as amended to date (the “Notice of Special Rate Period”);

WHEREAS, the Board of Directors of the Fund has, from time to time, adopted amendments to the Notice of Special Rate Period; and

WHEREAS, the Board of Directors of the Fund, in accordance with Section 4(i) of Part I of the Articles Supplementary, has, by resolution, approved certain additional amendments to the Notice of Special Rate Period, as amended, effective as of March 31, 2021, with the consent of the Total Holders.

NOW, THEREFORE, the Notice of Special Rate Period is amended and restated in its entirety, effective as of March 31, 2021, in order to incorporate such amendments, as follows:

Term of Special Rate Period

The last day of the Special Rate Period shall be June 21, 2022, or such later date as the Special Rate Period may be extended pursuant to the terms of this Amended and Restated Notice of Special Rate Period.

Calculation of Dividends During Special Rate Period

For each SRP Calculation Period for the VRDP Shares, the dividend rate on the VRDP Shares (the “SRP Applicable Rate”) shall be calculated by the Tender and Paying Agent and shall be equal to the rate per annum that results from the sum of the (1) Base Rate and (2) Ratings Spread (the “SRP Applicable Rate Determination”). During the Special Rate Period, references in the Articles Supplementary and the other Related Documents to the “Applicable Rate Determination,” the “Applicable Rate,” a “Subsequent Rate Period” or a “Rate Determination Date,” in each case with respect to the VRDP Shares, shall be deemed to be references to the SRP Applicable Rate Determination, the SRP Applicable Rate, an SRP Calculation Period or an SRP Calculation Date,

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respectively. The SRP Applicable Rate for any SRP Calculation Period (or part thereof) shall in no event be greater than the Maximum Rate.

The amount of dividends payable on each VRDP Share on any Dividend Payment Date during the Special Rate Period shall be calculated by the Tender and Paying Agent and shall equal the sum of the dividends accumulated but not yet paid for each SRP Calculation Period (or part thereof) and, if applicable, any other Rate Period (or part thereof) occurring during the related Dividend Period. For the avoidance of doubt, the amount of dividends payable on each VRDP Share on any Dividend Payment Date during the Special Rate Period shall also include any Late Charge applicable under the Articles Supplementary. The amount of dividends accumulated for each such SRP Calculation Period (or part thereof) shall be computed by multiplying the SRP Applicable Rate for the VRDP Shares for such SRP Calculation Period (or part thereof) by a fraction, the numerator of which shall be the number of days in such SRP Calculation Period (or part thereof) and the denominator of which shall be the actual number of days in the year (365 or 366), and multiplying such product by $100,000.

During the Special Rate Period, the scheduled Dividend Payment Dates for the VRDP Shares shall continue to be the first Business Day of each calendar month.

Notice of Taxable Allocations and Gross-Up Payments

Section 3 of Part I and Section 6 of Part II of the Articles Supplementary shall have no effect during the Special Rate Period.

During the Special Rate Period, Holders of VRDP Shares shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor under applicable law and otherwise in accordance with applicable law, dividends in an amount equal to the aggregate Gross-Up Payments as follows:

(a)   Whenever the Fund intends or expects to include any net capital gains or ordinary income taxable for regular federal income tax purposes in any dividend on VRDP Shares, the Fund shall notify the Tender and Paying Agent of the amount to be so included (i) not later than 14 calendar days preceding the first SRP Calculation Date on which the SRP Applicable Rate for such dividend is to be established, and (ii) for any successive SRP Calculation Date on which the SRP Applicable Rate for such dividend is to be established, not later than the close of business on the immediately preceding SRP Calculation Date. Whenever such advance notice is received from the Fund, the Tender and Paying Agent will notify each Holder and each Beneficial Owner or its Agent Member identified to the Tender and Paying Agent. With respect to an SRP Calculation Period for which such advance notice was given and whose dividends are comprised partly of such ordinary income or capital gains and partly of exempt-interest income, the different types of income will be paid in the same relative proportions for each day during the SRP Calculation Period.

(b)   (i) If the Fund allocates, under Subchapter M of Chapter 1 of the Code, any net capital gains or ordinary income taxable for regular federal income tax purposes to a dividend paid on VRDP Shares the Fund shall to the extent practical simultaneously increase such dividend payment by an additional amount equal to the Gross-Up Payment and direct the Tender and Paying Agent to send notice with such dividend describing the Gross-Up Payment and (ii) if the

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Fund allocates, under Subchapter M of Chapter 1 of the Code, any net capital gains or ordinary income taxable for regular federal income tax purposes to a dividend paid on VRDP Shares without simultaneously increasing such dividend as describe in clause (i) above the Fund shall, prior to the end of the calendar year in which such dividend was paid, direct the Tender and Paying Agent to send notice with a Gross-Up Payment to the Holder that was entitled to such dividend payment during such calendar year at such Holder’s address as the same appears or last appeared on the record books of the Fund.

(c)   The Fund shall not be required to make Gross-Up Payments with respect to any net capital gains or ordinary income determined by the Internal Revenue Service to be allocable in a manner different from the manner used by the Fund.

Optional Tender and Transfers of VRDP Shares

During the Special Rate Period, Beneficial Owners and Holders shall not have the right to tender their VRDP Shares for Remarketing pursuant to an Optional Tender.

The Fund agrees, however, that during the Special Rate Period, a Beneficial Owner or Holder of VRDP Shares may sell, transfer or otherwise dispose of VRDP Shares in whole shares only to (i) Persons that such Beneficial Owner or Holder reasonably believes are QIBs that are either registered closed-end management investment companies, the common shares of which are traded on a national securities exchange (“Closed-End Funds”), banks, insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly owned subsidiaries) or registered open-end management investment companies, (ii) TOB Trusts (whether tax-exempt or taxable) in which all investors are Persons that such Beneficial Owner or Holder reasonably believes are QIBs that are Closed-End Funds, banks, insurance companies, companies that are included in the S&P 500 Index (and their direct or indirect wholly owned subsidiaries) or registered open-end management investment companies (or, in the case of a TOB Trust in which an affiliate of such Beneficial Owner or Holder retains a residual interest, such affiliate of such Beneficial Owner or Holder, but only to the extent expressly provided for in an agreement between the Fund and such Beneficial Owner or Holder) or (iii) such other Persons approved in writing by the Fund, in each case, pursuant to Rule 144A of the Securities Act or another available exemption from registration under the Securities Act, in a manner not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act. Any transfer in violation of the foregoing restrictions shall be void ab initio and any transferee of VRDP Shares transferred in violation of the foregoing restrictions shall be deemed to agree to hold all payments it received on any such improperly transferred VRDP Shares in trust for the benefit of the transferor of such VRDP Shares.

In the event that a Beneficial Owner transfers VRDP Shares to a TOB Trust in which such Beneficial Owner or an affiliate of such Beneficial Owner that is a wholly owned direct or indirect subsidiary of such Beneficial Owner retains a residual interest, for so long as no event has occurred that results in the termination of such TOB Trust, for purposes of each section of the Articles Supplementary that requires, permits or provides for (i) notice or the delivery of information to the Beneficial Owner of VRDP Shares or (ii) voting of the VRDP Shares by or the giving of any consent by the Beneficial Owner of VRDP Shares (collectively, the “Applicable Sections”), then such Beneficial Owner, and not such TOB Trust, shall be deemed to be the actual holder and Beneficial Owner of such VRDP Shares.

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Anything herein to the contrary notwithstanding, except with respect to the deemed holding and ownership provisions set forth above in respect of the Applicable Sections, any TOB Trust to which the VRDP Shares are transferred and each of the beneficial owners thereof shall, subject to the provisions of the agreements governing the TOB Trust, retain all of its other rights in respect of the VRDP Shares under the Articles Supplementary or applicable law, including, for the avoidance of doubt, the rights of such TOB Trust in respect of matters addressed by any of the Applicable Sections to the extent necessary for the protection or exercise of such other rights or that are otherwise applicable as a result of the exercise of such other rights.

Additional Provisions Relating to the Termination of Special Rate Period

If at any time the Total Holder of the VRDP Shares is also the Liquidity Provider with respect to the VRDP Shares under the terms of the then effective VRDP Shares Purchase Agreement, and the Total Holder has purchased the VRDP Shares in its individual capacity and not in its capacity as Liquidity Provider pursuant to the Purchase Obligation (in such capacity, an “LP Holder”), then such LP Holder acknowledges that (i) such purchase of the VRDP Shares by the LP Holder does not constitute a Failed Remarketing Condition-Purchased VRDP Shares, and (ii) except as provided below, the beneficial ownership of such VRDP Shares by the LP Holder shall not require a Failed Remarketing Condition-Purchased VRDP Shares Redemption.

If the Scheduled Termination Date for the VRDP Shares is further extended to a succeeding Scheduled Termination Date in accordance with the terms of the VRDP Shares Purchase Agreement, then, unless the Special Rate Period has been extended in accordance with the procedures set forth below, the VRDP Shares beneficially owned by any Beneficial Owner will be deemed automatically tendered for Remarketing on the seventh day prior to the last day of the Special Rate Period (the “Automatic Tender Date”) with a Purchase Date occurring on the first day of the Subsequent Rate Period immediately succeeding the Special Rate Period. Notice of the extension of the Scheduled Termination Date for the VRDP Shares and the automatic tender of such VRDP Shares for Remarketing shall be provided by or on behalf of the Fund to the Holders of such VRDP Shares as soon as reasonably practicable upon the extension of the Scheduled Termination Date, but in no event later than one Business Day before the Automatic Tender Date. Notwithstanding the foregoing provisions of this Amended and Restated Notice of Special Rate Period, if any VRDP Shares beneficially owned by the LP Holder for federal income tax purposes on such Purchase Date are not successfully remarketed for purchase on such Purchase Date, a Failed Remarketing Condition-Purchased VRDP Shares will be deemed to exist in respect of such VRDP Shares for all purposes of the Articles Supplementary (including Section 10(b) of Part I thereof and the definition of Maximum Rate) and the other Related Documents and, as of such Purchase Date, such VRDP Shares will be deemed beneficially owned by the Liquidity Provider in its capacity as Liquidity Provider. Accordingly, all such VRDP Shares deemed beneficially owned by the Liquidity Provider will thereafter be deemed tendered for Remarketing on each Business Day in accordance with the Related Documents, and the continued beneficial ownership of such VRDP Shares by the Liquidity Provider will result in a Failed Remarketing Condition-Purchased VRDP Shares Redemption in accordance with, and subject to, the terms of such definition and the Related Documents. For the avoidance of doubt, if any VRDP Shares beneficially owned by a Beneficial Owner other than the LP Holder are not successfully remarketed on the Purchase Date relating to the Automatic Tender Date and are purchased by the Liquidity Provider pursuant to the Purchase Obligation, such VRDP Shares shall constitute Failed

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Remarketing Condition-Purchased VRDP Shares, such VRDP Shares will thereafter be deemed tendered for Remarketing on each Business Day in accordance with the Related Documents, and the continued beneficial ownership of such VRDP Shares by the Liquidity Provider will result in a Failed Remarketing Condition-Purchased VRDP Shares Redemption in accordance with, and subject to, the terms of such definition and the Related Documents.

The Fund shall have the right, exercisable not more than 120 days nor less than 90 days prior to the last day of the Special Rate Period, to request that each Holder of the VRDP Shares (x) extend the term of the Special Rate Period for the VRDP Shares for an additional 364-day period, which request may be conditioned upon terms and conditions that are different from the terms and conditions herein, including, without limitation, the further extension of the Scheduled Termination Date and (y) notify the Fund and the Tender and Paying Agent of such Holder’s acceptance or rejection of such request within 30 days after receiving such request. If any Holder of the VRDP Shares fails to notify the Fund and the Tender and Paying Agent of its acceptance or rejection of the Fund’s request for extension within 30 days after receiving such request, such failure to respond shall constitute a rejection of such request. Any acceptance by a Holder within such 30-day period may be conditioned upon terms and conditions, including, without limitation, the further extension of the Scheduled Termination Date, that are different from the terms and conditions herein or the terms proposed by the Fund in making an extension request (a “Conditional Acceptance”). If any Holder provides a Conditional Acceptance, then the Fund shall have 30 days thereafter to notify the Total Holders and the Tender and Paying Agent of the Fund’s acceptance or rejection of the terms and conditions specified in any such Conditional Acceptance. The Fund’s failure to notify the Total Holders and the Tender and Paying Agent within such 30-day period will be deemed a rejection of the terms and conditions specified in a Conditional Acceptance. Each Holder of the VRDP Shares may grant or deny any request for extension of the Special Rate Period for the VRDP Shares in their sole and absolute discretion and any request for such extension will be effective only if granted by the Total Holders. Notwithstanding the foregoing, each of the provisions of this paragraph, including without limitation the notice provisions, may be waived by written agreement of the Fund and the Total Holders. The provisions of this paragraph are deemed waived to the extent necessary in connection with the extension of the Special Rate Period from March 31, 2020 to June 21, 2022, and such extension shall be deemed for all purposes to have been made in accordance with the procedures set forth in this Amended and Restated Notice of Special Rate Period.

If the Scheduled Termination Date is not further extended to a succeeding Scheduled Termination Date in accordance with the terms of the VRDP Shares Purchase Agreement or if the VRDP Shares Purchase Agreement is otherwise terminated on or prior to the Scheduled Termination Date for any reason, then the VRDP Shares beneficially owned by any Beneficial Owner will be deemed automatically tendered for Remarketing on the seventh day prior to the Scheduled Termination Date (whether or not the VRDP Shares Purchase Agreement has terminated on or prior to such date) with a Purchase Date occurring on such Scheduled Termination Date. Notice of the automatic tender of such VRDP Shares for Remarketing shall be provided by or on behalf of the Fund to the Holders of such VRDP Shares as soon as reasonably practicable prior to, but in no event later than one Business Day before, the Automatic Tender Date. Notwithstanding the foregoing provisions of this Amended and Restated Notice of Special Rate Period, if any VRDP Shares beneficially owned by the LP Holder for federal income tax purposes on such Purchase Date are not successfully remarketed for purchase on such Purchase Date, a

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Failed Remarketing Condition-Purchased VRDP Shares will be deemed to exist in respect of such VRDP Shares for all purposes of the Articles Supplementary (including Section 10(b) of Part I thereof and the definition of Maximum Rate) and the other Related Documents and, as of such Purchase Date, such VRDP Shares will be deemed beneficially owned by the Liquidity Provider in its capacity as Liquidity Provider, unless the Fund has entered into an Alternate VRDP Shares Purchase Agreement and all VRDP Shares beneficially owned by the LP Holder are subject to purchase by the replacement Liquidity Provider pursuant to the Purchase Obligation of such Liquidity Provider under such Alternate VRDP Shares Purchase Agreement on and as of such Purchase Date. Accordingly, if a Failed Remarketing Condition-Purchased VRDP Shares is so deemed to exist in respect of any VRDP Shares deemed beneficially owned by the Liquidity Provider on such Purchase Date, such VRDP Shares will thereafter be deemed tendered for Remarketing on each Business Day in accordance with the Related Documents and the continued beneficial ownership of such VRDP Shares by the Liquidity Provider will result in a Failed Remarketing Condition-Purchased VRDP Shares Redemption in accordance with, and subject to, the terms of such definition and the Related Documents. For the avoidance of doubt, if any VRDP Shares beneficially owned by a Beneficial Owner other than the LP Holder are not successfully remarketed on the Purchase Date relating to the automatic tender described above and are purchased by the Liquidity Provider pursuant to the Purchase Obligation, such VRDP Shares shall constitute Failed Remarketing Condition-Purchased VRDP Shares, such VRDP Shares will thereafter be deemed tendered for Remarketing on each Business Day in accordance with the Related Documents, and the continued beneficial ownership of such VRDP Shares by the Liquidity Provider will result in a Failed Remarketing Condition-Purchased VRDP Shares Redemption in accordance with, and subject to, the terms of such definition and the Related Documents.

Other Additional Provisions Applicable During Special Rate Period

During the Special Rate Period, the provisions of the Articles Supplementary relating to Mandatory Tender Events and related Mandatory Tenders shall be inapplicable.

During the Special Rate Period, the first sentence of the first paragraph of Section 12 of Part I of the Articles Supplementary shall be inapplicable.

During the Special Rate Period, the Fund is not required to obtain or maintain any short-term preferred share rating of the VRDP Shares.

During the Special Rate Period, Section 4(i) of Part I of the Articles Supplementary shall be replaced with the following: Notwithstanding the Fund’s option to designate any succeeding Subsequent Rate Period of a Series of VRDP Shares as a Special Rate Period under Section 4 of Part I of the Articles Supplementary, during the Special Rate Period, the Fund shall not, without (i) the prior written consent of the Liquidity Provider and the Remarketing Agent and (ii) the affirmative vote or consent of the Total Holders of the VRDP Shares of such Series Outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class, designate another Special Rate Period.

A Notice of Special Rate period may be amended, altered or repealed at any time during the term of the Special Rate Period to which it relates by not less than 30 days’ notice to the Holders, the Liquidity Provider and the Remarketing Agent, provided that any amendment,

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alteration or repeal that adversely affects the rights of the Holders during such Special Rate Period shall require the consent of the Liquidity Provider, the Remarketing Agent, and the Holders of at least a majority of the VRDP Shares Outstanding at the time. For purposes of the foregoing, except as otherwise set forth in this Amended and Restated Notice of Special Rate Period, no matter shall be deemed to adversely affect the right, preference or power of the VRDP Shares or the Holders thereof unless such matter (i) alters or abolishes the terms of any preferential rights of such shares, (ii) creates, alters or abolishes the terms of any right in respect of redemption of such Shares, or (iii) creates or alters (other than to abolish or to comply with applicable law) the terms of any restriction on transfer applicable to such Shares. Notwithstanding the foregoing, any amendment, alteration or repeal of any provision of this Amended and Restated Notice of Special Rate Period that adversely affects the amount, timing, priority, taxability of any dividend, redemption or other payment or distribution due to the Holders of the VRDP Shares of such Series shall require the affirmative vote or consent of the Total Holders of such Series, in person or by proxy, either in writing or at a meeting, voting as a separate class.

Certain capitalized terms used but not defined in this Amended and Restated Notice of Special Rate Period are defined in Appendix A hereto. Capitalized terms used but not defined in this Amended and Restated Notice of Special Rate Period, including in Appendix A hereto, shall have the meanings given to such terms in the Articles Supplementary.

* NOTE: Neither the Fund nor the Tender and Paying Agent shall be responsible for the selection or use of the CUSIP Numbers selected, nor is any representation made as to its correctness indicated in any notice or as printed on any VRDP Share certificate. It is included solely as a convenience to Holders of VRDP Shares.

[Signature Page Follows]

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IN WITNESS WHEREOF, I have signed this Notice of Special Rate Period as of the date first written above.

BLACKROCK MUNIYIELD QUALITY
FUND, INC.

By: /s/ Jonathan Diorio
Name: Jonathan Diorio
Title: Vice President

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Appendix A

Definitions

The following terms shall have the following meanings:

“Base Rate” means, with respect to an SRP Calculation Period, the SIFMA Municipal Swap Index on the SRP Calculation Date for such SRP Calculation Period.

“Maximum Rate” means 15% per annum, exclusive of any applicable Gross-Up Payment or increased dividend payment relating to the inclusion in any dividend of net capital gains or ordinary income taxable for regular federal income tax purposes, in each case due and payable in accordance with the Articles Supplementary.

“Ratings Spread” means, with respect to an SRP Calculation Period, the percentage per annum set forth below opposite the highest applicable credit rating assigned to the VRDP Shares, unless the lowest applicable rating is below A3/A-, in which case the Ratings Spread shall mean the percentage per annum set forth below opposite the lowest applicable credit rating assigned to the VRDP Shares by Moody’s, Fitch or any Other Rating Agency, in each case rating the VRDP Shares at the request of the Fund, on the SRP Calculation Date for such SRP Calculation Period:

Moody’s/Fitch	Percentage
Aa2/AA to Aaa/AAA	0.75%
Aa3/AA-	0.95%
A3/A- to A1/A+	1.60%
Baa3/BBB- to Baa1/BBB+	2.35%
Non-investment grade or Unrated	3.35%

“SRP Calculation Date” means (i) with respect to the SRP Initial Calculation Period, the Business Day immediately preceding the Special Rate Period Commencement Date and (ii) with respect to any SRP Subsequent Calculation Period, the last day of the immediately preceding SRP Calculation Period, provided that the next succeeding SRP Calculation Date will be determined without regard to any prior extension of a SRP Calculation Date to a Business Day.

“SRP Calculation Period” means the SRP Initial Calculation Period and any SRP Subsequent Calculation Period.

“SRP Initial Calculation Period” means, with respect to the VRDP Shares, the period commencing on, and including, the Special Rate Period Commencement Date and ending on, and including, the next succeeding Wednesday, or, if such day is not a Business Day, the next succeeding Business Day.

“SRP Subsequent Calculation Period” means, with respect to the VRDP Shares, the period from, and including, the first day following a SRP Calculation Date to, and including, the next succeeding Wednesday, or, if such day is not a Business Day, the next succeeding Business Day.

“TOB Trust” means a tender option bond trust or similar vehicles that are functionally equivalent to tender option bond trusts and used for providing financing for municipal obligations and municipal closed-end fund preferred shares.

“Total Holders” means, with respect to any Series of VRDP Shares, the Holders of 100% of the aggregate Outstanding amount of the VRDP Shares of such Series.